Exhibit 99.4

GREEN DOT CORPORATION
NON-PLAN RESTRICTED STOCK UNIT NOTICE AND AGREEMENT
(INDUCEMENT A WARD)
GRANT NUMBER: 1712
Unless otherwise defined herein, the terms defined in the Green Dot Corporation, a Delaware corporation (the “Company”), 2010 Equity Incentive Plan, as amended (the “Plan”), shall have the same meanings in this Notice of Non-Plan Restricted Stock Unit Award (the “Notice”).

Name:	Grace Mellis
Address:	[Address]

You (“Participant”) have been granted an award of Non-Plan Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Notice and the attached Non-Plan Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).

Number of RSUs:	100,000 Shares
Date of Grant:	11/18/2013
Vesting Commencement Date:	11/18/2013
Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date.
Vesting Schedule:
Subject to the limitations set forth in this Notice and the RSU Agreement, the RSUs will vest in accordance with the following schedule: 25% on each anniversary of the Vesting Commencement Date, such that the RSUs will be fully-vested on the four-year anniversary of the Vesting Commencement Date provided that Participant has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant year.

You understand that your employment or consulting relationship or service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice or the RSU Agreement changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an employee, director or consultant of the Company. You acknowledge and agree that the Vesting Schedule may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. By accepting these RSUs (whether in writing, electronically or otherwise), you agree that this Notice is subject to the terms and conditions of the RSU Agreement, which is incorporated herein by reference. Participant has read the RSU Agreement. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

Participant Signature: /s/ Grace Mellis Print Name: Grace Mellis	GREEN DOT CORPORATION By: /c/ Steve Streit, CEO Its:

Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan, as amended (the “Plan”), shall have the same defined meanings in this Non-Plan Restricted Stock Unit Agreement (Inducement Award) (the “Agreement”).
You (“Participant”) have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Notice of Non-Plan Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares.
2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
3.No Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant on RSUs.
4.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether a Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.Withholding and Net Issuance of the Shares. Regardless of any action the Company or Participant’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items. Participant acknowledges that if Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of Participant’s RSUs, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer. With the Committee’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization), (iii) Participant’s payment of a cash amount, or (iv) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iv) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of this Agreement or Participant’s purchase of Shares that cannot be satisfied by the means previously described. Finally, Participant acknowledges that the Company has no obligation to deliver Shares to Participant until Participant has satisfied the obligations in connection with the Tax-Related Items as described in this Section.
Unless determined otherwise by the Committee in advance of a Tax-Related Items withholding event, the method of withholding for this RSU will be (a) above.
7.U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the Fair Market Value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. Participant should consult Participant’s personal tax advisor for more information on the actual and potential tax consequences of this RSU.
8.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice and this Agreement. Participant: (i) acknowledges receipt of a copy of the Agreement prospectus, (ii) represents that Participant has carefully read and is familiar with its provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.
9.Consent to Electronic Delivery of All Documents and Disclosures. By acceptance of this RSU, Participant consents to the electronic delivery of the Notice, this Agreement, account statements, the Agreement prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company. Partner further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent. Finally, Participant understands that Participant is not required to consent to electronic delivery.

10.Entire Agreement; Enforcement of Rights. This Agreement and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the RSUs granted hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
11.Compliance with Laws and Regulations. The issuance of the RSUs and the Shares in settlement thereof will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
12.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
13.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
14.Certificates. All certificates for Shares or other securities delivered upon settlement of the RSUs will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. The Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative.
15.Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the number of Shares subject to the RSU will be proportionately adjusted, subject to any required action by the Board or the Participant and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.
16.Insider Trading Policy. Participant shall comply with the Insider Trading Policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.
17.Corporate Transactions.
17.1    Assumption or Replacement of RSU by Successor. In the event of a Corporate Transaction the RSU may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on Optionee. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to Optionee as was provided to stockholders (after taking into account the existing provisions of the RSU). The successor corporation may also issue, in place of outstanding Shares of the Company held by Optionee, substantially similar shares or other property subject to repurchase restrictions no less favorable to Optionee. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the RSU, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Agreement to the contrary, the RSU will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of the RSU in connection with a Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the RSU, as provided above, pursuant to a Corporate Transaction, the Committee will notify Optionee in writing or electronically that the RSU will be exercisable for a period of time determined by the Committee in its sole discretion, and the RSU will terminate upon the expiration of such period.
17.2    Other Treatment of RSU. Subject to any greater rights granted to the Participant under the foregoing provisions of this section, in the event of the occurrence of any transaction described in Section 17.1, this RSU will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.
18.Exchange and Buy-Out of RSUs. The Committee may, at any time or from time to time authorize the Company, and with the consent of the respective Participant, to pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding RSUs.
19.Administration. This Agreement and the Notice shall be administered by the Committee or by the Board acting as the Committee. The Committee shall have the authority to (i) construe and interpret the Notice and this Agreement, (ii) prescribe, amend and rescind rules and regulations relating to the RSU; (iii) grant waivers of conditions subject to the RSU; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Agreement; and (v) make all other determinations necessary or advisable for the administration of the Notice and this Agreement.
20.Committee Discretion. Any determination made by the Committee with respect to the RSU may be made in its sole discretion at any time, unless in contravention of any express term of this Agreement which requires such determination to be made at the time of grant of the RSU, and such determination will be final and binding on the Company and the Participant. Notwithstanding anything to the contrary, administration of the Notice and this Agreement shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to Participant of taxation under Section 409A of the Code.
21.Disputes. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.
22.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
23.Amendment of the Agreement. The Committee may at any time amend this Agreement in any respect; provided, however, that the Committee will not, without the approval of the Participant, amend this Agreement in any manner that impairs the rights of Participant.
24.Definitions. As used in this Agreement, the following terms will have the following meanings:
“Board” means the Board of Directors of the Company.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means common stock of the Company.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
a)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
b)if such Common Stock is publicly traded but is not quoted on the Nasdaq Stock Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or
c)if none of the foregoing is applicable, by the Committee in good faith.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Shares” means shares of the Company’s Common Stock, as adjusted pursuant to Sections 15 and 17, and any successor security.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“Termination” or “Terminated” means, for purposes of this Agreement with respect to the Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of the Participant is on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the RSU while on leave from the employ of the Company or a Subsidiary as it may deem appropriate. The Committee will have sole discretion to determine whether the Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

By Participant’s acceptance (whether in writing, electronically or otherwise) and the acceptance (whether in writing, electronically or otherwise) of the Company’s representative on the Notice, Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Notice and this Agreement. Participant has reviewed the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.